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                                                                      Exhibit 9

                         Lincoln Benefit Life Company
                       P.O. Box 80469, Lincoln, Nebraska
                     Phone 847.402. 2271 Fax 847.402.3781
                           Email SLees@allstate.com

Susan L. Lees
Senior Vice President, Secretary
and General Counsel
Law & Regulation

April 24, 2009

To: Lincoln Benefit Life Company
    Lincoln, Nebraska

From: Susan L. Lees
      Senior Vice President, Secretary and General Counsel
Re: Post-Effective Amendment on Form N-4 Under the Securities Act of 1933 File No. 333 -50545
      Consultant I Variable Annuity (the "Contract")

With reference to the Post-Effective Amendment on Form N-4 filed by Lincoln Benefit Life Company (the "Company"), as Registrant, with the Securities and Exchange Commission covering the above-referenced Contract described therein, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1) The Company is duly organized and existing under the laws of the State of Nebraska and has been duly authorized to do business and to issue the Contracts by the Commissioner of Insurance of the State of Nebraska.

     2) The securities registered by the above Registration Statement when issued will be valid, legal and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Sincerely,

/s/ Susan L. Lees
-----------------------------------
Susan L. Lees
Senior Vice President, Secretary
and General Counsel